UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 13, 2008

Date of Report (Date of earliest event reported)

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-23697	84-1084061
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7007 Winchester Circle, Suite 200, Boulder, Colorado 80301

(Address of principal executive offices)

(303) 444-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2008, New Frontier Media, Inc. (the “Registrant”) announced that it entered into a Stock Purchase Agreement, dated as of November 13, 2008 (the “Agreement”), with Steel Partners II, L.P. (“Steel Partners”), pursuant to which Steel Partners agreed to sell, and the Registrant agreed to purchase, all of the 2,613,727 shares of the Registrant’s common stock owned by Steel Partners, for a cash purchase price of $1.55 per share or an aggregate purchase price for all of the shares of $4,051,276.85.  A conformed copy of the Agreement is filed herewith as Exhibit 99.1 and incorporated by reference herein, and a conformed copy of the press release is filed herewith as Exhibit 99.2.  The Registrant funded the acquisition of the shares with available cash.  The shares repurchased represented approximately 11.5% of the Registrant’s total outstanding shares of common stock as of such date. The Registrant’s remaining outstanding shares continue to be listed on the Nasdaq Stock Market under the ticker symbol “NOOF”.  As a result of this transaction, which is expected to be completed today, Steel Partners will no longer own any shares of the Registrant’s common stock.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description

99.1	Stock Purchase Agreement, dated and effective as of November 13, 2008, by and between New Frontier Media, Inc. and Steel Partners II, L.P.

99.2	Press release dated November 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2008	NEW FRONTIER MEDIA, INC.

	By:	/s/ Marc Callipari
Name: Marc Callipari
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Stock Purchase Agreement, dated and effective as of November 13, 2008, by and between New Frontier Media, Inc. and Steel Partners II, L.P.

99.2	Press release dated November 14, 2008